EXHIBIT 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio, June 27, 2018 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) today reported net sales of $1.0 billion and net earnings of $30.8 million, or $0.50 per diluted share, for its fiscal 2018 fourth quarter ended May 31, 2018.  Net earnings in the quarter included pre-tax impairment charges totaling $52.9 million, which reduced earnings per diluted share by $0.45.  In the fourth quarter of fiscal 2017, the Company reported net sales of $845.3 million and net earnings of $56.5 million, or $0.87 per diluted share.

For the fiscal year ended May 31, 2018, the Company reported net sales of $3.6 billion and net earnings of $194.8 million, or $3.09 per diluted share, down from net earnings of $204.5 million, or $3.15 per diluted share, in the prior year.  Net sales were up 19%, or $567.5 million, year-over-year driven primarily by the June 2, 2017 acquisition of Amtrol and higher average direct selling prices in Steel Processing.  Net earnings for the current fiscal year included a tax benefit of $0.66 per diluted share related to the Tax Cuts and Jobs Act, but were adversely affected by net pre-tax impairment and restructuring activity totaling $53.8 million, which reduced earnings per diluted share by $0.45.  Pre-tax restructuring charges in the prior fiscal year totaled $6.4 million, which reduced earnings per diluted share by $0.07.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	4Q 2018	3Q 2018	4Q 2017	12M 2018	12M 2017
Net sales	$1,020.5	$841.7	$845.3	$3,581.6	$3,014.1
Operating income	4.6	42.8	70.9	141.6	213.1
Equity income	39.6	19.8	25.7	103.1	110.0
Net earnings	30.8	79.1	56.5	194.8	204.5
Earnings per diluted share	$0.50	$1.27	$0.87	$3.09	$3.15

“We had a strong finish to our fiscal year, with record earnings per share for the fourth quarter after adjustments,” said John McConnell, Chairman and CEO. "Because of our Company’s strong performance, we are sharing a portion of the tax reform savings with our employees in a one-time $1,000 bonus.  Congratulations to all of our employees on an excellent year and thank you for your hard work and commitment to our customers.”

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2018 were $1.0 billion, up 21% over the comparable quarter in the prior year, when net sales were $845.3 million. The increase was driven by contributions from Amtrol, higher average direct selling prices in Steel Processing, and higher overall volume in Pressure Cylinder’s businesses.

Gross margin increased $8.1 million over the prior year quarter to $162.9 million.  The increase was driven by contributions from Amtrol, partially offset by lower direct spreads and lower tolling volumes in Steel Processing.

Operating income for the current quarter was $4.6 million, a decrease of $66.3 million from the prior year quarter.  The decline was driven primarily by pre-tax impairment charges of $52.9 million within Pressure Cylinders related to the Company’s cryogenics business in Turkey and certain assets in the oil & gas equipment business. In addition, the impact of higher gross margin was more than offset by higher SG&A expense, up $21.9 million, due primarily to the Amtrol acquisition and a $5.5 million one-time employee bonus to share the expected cash savings resulting from tax reform.

Interest expense was $10.1 million for the current quarter, compared to $6.6 million in the prior year quarter.  The increase was due primarily to the July 28, 2017 issuance of $200.0 million of senior unsecured notes due August 1, 2032.

Equity income from unconsolidated joint ventures increased $13.9 million from the prior year quarter to $39.6 million.  WAVE and ClarkDietrich drove the improvement as price increases and higher volumes helped to offset the impact of rising steel prices.  The increase in WAVE’s contribution to equity income was partially offset by an increase in allocated costs resulting from a new cost-sharing agreement between the joint venture and its parents.  The Company received cash distributions of $28.2 million from unconsolidated joint ventures during the quarter for a total of $89.8 million for fiscal 2018, a cash conversion rate of 87% on equity income.

Income tax expense was $1.1 million in the current quarter compared to $30.6 million in the prior year quarter.  The decrease was due primarily to a tax benefit recognized in connection with the impairment and anticipated sale of the Company’s cryogenics business in Turkey and a lower federal statutory income tax rate as a result of the Tax Cuts and Jobs Act. Tax expense in the current quarter reflects an annual effective rate of 4% compared to the 27.9% annual rate used for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $750.4 million, down $31.9 million from February 28, 2018, due primarily to the payoff of foreign debt in anticipation of the planned sale of the Company’s cryogenics business in Turkey.  The Company had $122.0 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $652.8 million, up 12%, or $70.6 million, over the comparable prior year quarter driven by higher average direct selling prices, partially offset by lower tolling volumes at certain consolidated joint ventures.  Operating income of $47.6 million was $6.6 million less than the prior year quarter as lower tolling volume, compressed direct spreads, the impact of transitional hedging programs, and lower scrap reimbursement rates more than offset higher inventory holding gains and higher direct volume.  The mix of direct versus toll tons processed was 59% to 41% in the current quarter, compared to 54% to 46% in the prior year quarter.

Pressure Cylinders’ net sales totaled $340.0 million, up 47%, or $108.5 million, over the comparable prior year quarter due to contributions from the Amtrol acquisition and higher volumes across the industrial and consumer products businesses.  The operating loss of $29.3 million represents a $47.9 million decline from the prior year quarter driven primarily by the aforementioned impairment charges related to the Company’s cryogenics business in Turkey ($42.4 million) and certain assets within the oil & gas equipment business ($10.5 million).  Contributions from Amtrol and improved results in the industrial and consumer products businesses were partially offset by declines in the alternative fuels and oil & gas equipment businesses.

Engineered Cabs’ net sales totaled $27.2 million, down $2.6 million, or 9%, from the prior year quarter on lower volume.  The operating loss of $5.3 million was $4.8 million higher than the prior year quarter due to higher manufacturing costs and unfavorable margins.

Recent Developments and Fiscal 2018 Highlights

  On June 2, 2017, the Company acquired Amtrol, a leading manufacturer of pressure cylinders and water system tanks with operations in the U.S. and Europe.  The total purchase price was $291.9 million.  The net assets and operating results of Amtrol are reported within the Pressure Cylinders segment.

  On July 28, 2017, the Company completed a public offering of $200.0 million aggregate principal amount of senior unsecured notes.  The notes bear interest at a rate of 4.300% and mature on August 1, 2032.

  On November 20, 2017, the Company announced that its WAVE joint venture, had agreed to sell its business and operations in Europe, the Middle East, Africa and Asia, to Knauf Group, a family-owned manufacturer of building materials headquartered in Germany.  Worthington expects to realize proceeds of approximately $45 million for its 50% share of the WAVE operations being sold.  The transaction is subject to regulatory approvals and other customary closing conditions and is anticipated to close in the first half of fiscal 2019.

  On January 16, 2018, the Company amended its existing accounts receivable securitization facility, reducing the borrowing capacity from $100 million to $50 million and extending the maturity to January 2019.

  On February 16, 2018, the Company amended its existing five-year, revolving credit facility, extending the maturity by three years to February 16, 2023.  Borrowing capacity remained unchanged at $500 million.

  During the fourth quarter of fiscal 2018, the Company repurchased a total of 1,000,000 common shares for $44.3 million at an average price of $44.32, bringing the total number of shares repurchased during fiscal 2018 to 4,375,000.

  On June 27, 2018, Worthington’s Board of Directors declared a quarterly dividend of $0.23 per share payable on September 28, 2018 to shareholders of record on September 14, 2018.

Outlook

“Our three-tiered strategy of growing through transformation, acquisition and innovation has proven successful,” said McConnell.   “We expect to continue our balanced approach to investing in our business, acquiring new businesses and returning capital to shareholders through dividends and share repurchases.  I’m proud of 50 consecutive years of paying a dividend and our eighth consecutive year with a dividend increase.”

Conference Call

Worthington will review fiscal  2018 fourth quarter and full year results during its quarterly conference call on June 28, 2018, at 10:30 a.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year net sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 85 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at our operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to successfully integrate AMTROL and the expected benefits, costs and results from the acquisition of AMTROL; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the successful sale of the WAVE international business; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; the expected impact of the provisions of the Tax Cuts and Jobs Act (the “TCJA”) on the Company; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of changes in trade regulations – including the imposition of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers and a United States withdrawal from or significant renegotiation of existing trade agreements such as the North America Free Trade Agreement – or the occurrence of trade wars; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; the actual impact of the Company’s business of the TCJA differing materially from the Company’s estimates; cyber security risks; the effects of changing privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2017.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2018	2017	2018	2017
Net sales	$1,020,460	$845,343	$3,581,620	$3,014,108
Cost of goods sold	857,514	690,513	3,018,763	2,478,203
Gross margin	162,946	154,830	562,857	535,905
Selling, general and administrative expense	105,492	83,554	367,460	316,373
Impairment of goodwill and long-lived assets	52,919	-	61,208	-
Restructuring and other expense (income), net	(28)	417	(7,421)	6,411
Operating income	4,563	70,859	141,610	213,121
Other income (expense):
Miscellaneous income (expense), net	(173)	1,280	2,996	3,764
Interest expense	(10,055)	(6,594)	(38,675)	(29,796)
Equity in net income of unconsolidated affiliates	39,618	25,673	103,139	110,038
Earnings before income taxes	33,953	91,218	209,070	297,127
Income tax expense	1,096	30,635	8,220	79,190
Net earnings	32,857	60,583	200,850	217,937
Net earnings attributable to noncontrolling interests	2,088	4,089	6,056	13,422
Net earnings attributable to controlling interest	$30,769	$56,494	$194,794	$204,515

Basic
Average common shares outstanding	59,355	62,792	60,923	62,443
Earnings per share attributable to controlling interest	$0.52	$0.90	$3.20	$3.28

Diluted
Average common shares outstanding	61,401	64,950	63,042	64,874
Earnings per share attributable to controlling interest	$0.50	$0.87	$3.09	$3.15

Common shares outstanding at end of period	58,877	62,802	58,877	62,802

Cash dividends declared per share	$0.21	$0.20	$0.84	$0.80

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$121,967	$278,081
Receivables, less allowances of $632 and $3,444 at May 31, 2018
and May 31, 2017, respectively	572,689	486,730
Inventories:
Raw materials	237,471	185,001
Work in process	122,977	95,630
Finished products	93,579	73,303
Total inventories	454,027	353,934
Income taxes receivable	1,650	7,164
Assets held for sale	30,655	9,654
Prepaid expenses and other current assets	60,134	55,406
Total current assets	1,241,122	1,190,969
Investments in unconsolidated affiliates	216,010	208,591
Goodwill	345,183	247,673
Other intangible assets, net of accumulated amortization of $74,922 and
$63,134 at May 31, 2018 and May 31, 2017, respectively	214,026	82,781
Other assets	20,476	24,841
Property, plant and equipment:
Land	24,229	22,077
Buildings and improvements	300,542	297,951
Machinery and equipment	1,030,720	961,542
Construction in progress	32,282	27,616
Total property, plant and equipment	1,387,773	1,309,186
Less: accumulated depreciation	802,803	738,697
Total property, plant and equipment, net	584,970	570,489
Total assets	$2,621,787	$2,325,344

Liabilities and equity
Current liabilities:
Accounts payable	$473,485	$368,071
Short-term borrowings	-	123
Accrued compensation, contributions to employee benefit plans and
related taxes	96,487	86,201
Dividends payable	13,731	13,698
Other accrued items	57,125	41,551
Income taxes payable	4,593	4,448
Current maturities of long-term debt	1,474	6,691
Total current liabilities	646,895	520,783
Other liabilities	74,237	61,498
Distributions in excess of investment in unconsolidated affiliate	55,198	63,038
Long-term debt	748,894	571,796
Deferred income taxes, net	60,188	34,300
Total liabilities	1,585,412	1,251,415
Shareholders' equity - controlling interest	918,769	951,635
Noncontrolling interests	117,606	122,294
Total equity	1,036,375	1,073,929
Total liabilities and equity	$2,621,787	$2,325,344

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2018	2017	2018	2017
Operating activities:
Net earnings	$32,857	$60,583	$200,850	$217,937
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	26,373	21,639	103,359	86,793
Impairment of goodwill and long-lived assets	52,919	-	61,208	-
Provision for (benefit from) deferred income taxes	(18,215)	8,497	(38,237)	18,443
Bad debt expense	15	159	11	269
Equity in net income of unconsolidated affiliates, net of distributions	(11,384)	(7,841)	(13,352)	(8,023)
Net (gain) loss on assets	170	4,593	(10,522)	7,951
Stock-based compensation	3,682	3,085	13,758	14,349
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(73,718)	(5,007)	(53,066)	(39,927)
Inventories	(44,431)	(13,730)	(84,654)	(34,599)
Prepaid expenses and other current assets	(12,253)	8,939	(12,402)	985
Other assets	1,787	(82)	(1,258)	1,905
Accounts payable and accrued expenses	118,788	643	105,984	67,492
Other liabilities	2,098	(716)	9,666	2,097
Net cash provided by operating activities	78,688	80,762	281,345	335,672

Investing activities:
Investment in property, plant and equipment	(20,769)	(16,212)	(76,088)	(68,386)
Acquisitions, net of cash acquired	-	-	(285,028)	-
Distributions from unconsolidated affiliates	2,400	-	2,400	-
Proceeds from sale of assets	4,569	4,464	21,311	5,422
Net cash used by investing activities	(13,800)	(11,748)	(337,405)	(62,964)

Financing activities:
Net repayments of short-term borrowings, net of issuance costs	(440)	(44)	(948)	(2,528)
Proceeds from long-term debt, net of issuance costs	-	-	197,685	-
Principal payments on long-term debt	(30,317)	(219)	(31,130)	(874)
Proceeds from issuance of common shares, net of tax withholdings	1,295	150	(2,120)	(9,075)
Payments to noncontrolling interests	(3,999)	(5,481)	(7,915)	(15,622)
Repurchase of common shares	(44,325)	-	(204,267)	-
Dividends paid	(12,559)	(12,620)	(51,359)	(50,716)
Net cash used by financing activities	(90,345)	(18,214)	(100,054)	(78,815)

Increase (decrease) in cash and cash equivalents	(25,457)	50,800	(156,114)	193,893
Cash and cash equivalents at beginning of period	147,424	227,281	278,081	84,188
Cash and cash equivalents at end of period	$121,967	$278,081	$121,967	$278,081

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2018	2017	2018	2017
Volume:
Steel Processing (tons)	1,039,480	1,074,792	3,819,977	4,070,258
Pressure Cylinders (units)	24,471,056	18,269,337	90,174,134	71,335,613

Net sales:
Steel Processing	$652,777	$582,215	$2,252,771	$2,074,869
Pressure Cylinders	340,004	231,543	1,206,183	829,846
Engineered Cabs	27,226	29,797	116,631	101,388
Other	453	1,788	6,035	8,005
Total net sales	$1,020,460	$845,343	$3,581,620	$3,014,108

Material cost:
Steel Processing	$460,628	$388,523	$1,585,525	$1,364,508
Pressure Cylinders	151,459	95,333	534,911	338,389
Engineered Cabs	13,025	13,873	55,155	46,062

Selling, general and administrative expense:
Steel Processing	$40,909	$38,413	$141,913	$145,523
Pressure Cylinders	51,547	39,145	189,858	146,850
Engineered Cabs	4,085	4,168	17,040	15,370
Other	8,951	1,828	18,649	8,630
Total selling, general and administrative expense	$105,492	$83,554	$367,460	$316,373

Operating income (loss):
Steel Processing	$47,563	$54,225	$152,690	$170,481
Pressure Cylinders	(29,267)	18,618	23,396	54,098
Engineered Cabs	(5,274)	(460)	(11,305)	(7,685)
Other	(8,459)	(1,524)	(23,171)	(3,773)
Total operating income	$4,563	$70,859	$141,610	$213,121

Equity income by unconsolidated affiliate:
WAVE	$25,070	$20,375	$77,528	$78,253
ClarkDietrich	7,208	1,598	9,784	17,280
Serviacero	3,021	2,725	8,788	7,197
ArtiFlex	1,962	951	4,927	7,046
Other	2,357	24	2,112	262
Total equity income	$39,618	$25,673	$103,139	$110,038

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2018	2017	2018	2017
Volume (units):
Consumer products	19,103,221	15,029,233	72,641,033	60,665,420
Industrial products	5,236,939	3,097,971	17,058,745	10,155,628
Alternative fuels	130,195	141,496	471,653	512,257
Oil & gas equipment	701	637	2,703	2,308
Total Pressure Cylinders	24,471,056	18,269,337	90,174,134	71,335,613

Net sales:
Consumer products	$125,117	$82,464	$471,205	$315,077
Industrial products	155,963	98,435	525,988	341,222
Alternative fuels	32,227	29,379	109,636	111,282
Oil & gas equipment	26,696	21,265	99,354	62,265
Total Pressure Cylinders	$340,003	$231,543	$1,206,183	$829,846

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2018	2017	2018	2017
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	52,919	-	53,883	-
Engineered Cabs	-	-	-	-
Other	-	-	7,325	-
Total impairment of goodwill and long-lived assets	$52,919	$-	$61,208	$-

Restructuring and other expense (income), net:
Steel Processing	$(28)	$332	$(10,087)	$1,828
Pressure Cylinders	-	246	2,365	3,411
Engineered Cabs	-	(159)	(78)	1,219
Other	-	(2)	379	(47)
Total restructuring and other expense (income), net	$(28)	$417	$(7,421)	$6,411

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com